SERIES #DJGLA DESIGNATION

In accordance with the Limited Liability Company Agreement (the "Operating Agreement") of Ark7 Properties Advance LLC (the "Company") dated October 12, 2023 (the "Agreement") and upon the execution of this designation by the Company and Ark7 Inc. in its capacity as Managing Member of the Company and Initial Member of Ark7 Properties Advance LLC - Series #DJGLA ("#DJGLA"), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Ark7 Properties Advance LLC - Series #DJGLA
Effective date of establishment	August 30, 2024
Managing Member

Ark7 Inc. was appointed as the Managing Member of #DJGLA with effect from the date of the Agreement and shall continue to act as the Managing Member of #DJGLA until dissolution of #DJGLA pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Initial Member	Ark7 Inc.
Series Asset

The Series Assets of #DJGLA shall comprise any assets and liabilities associated with such asset and such other assets and liabilities acquired by #DJGLA from time to time, as determined by the Managing Member in its sole discretion

Asset Manager	Ark7 Inc.
Management Fee	As stated in Section 6.5 of the Operating Agreement.
Purpose	As stated in Section 2.4 of the Operating Agreement.
Issuance	Subject to Section 6.3(a)(i) of the Operating Agreement, the maximum number of #DJGLA Interests the Company can issue is 100,000.
Number of #DJGLA Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 10 #DJGLA Interests and may purchase a maximum of 19.9% of #DJGLA Interests through the Offering.
Broker
Brokerage Fee	Up to of the purchase price of the Interests from #DJGLA sold at the Initial Offering of the #DJGLA Interests (excluding the #DJGLA Interests acquired by any Person other than Investor Members)
Interest Designation	No Interest Designation shall be required in connection with the issuance of #DJGLA Interests.
Voting

Subject to Section 3.5 of the Operating Agreement, the #DJGLA Interests shall entitle the Record Holders thereof to one vote per

Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of #DJGLA Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the #DJGLA Interests then Outstanding shall be required for:

  any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the #DJGLA Interests;
  mergers, consolidations or conversions of #DJGLA or the Company; and
  all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding #DJGLA Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #DJGLA Interests shall not be required for any of the other matters specified under Section 12.1 of the Operating Agreement.

Splits	There shall be no subdivision of the #DJGLA Interests other than in accordance with Section 3.7 of the Operating Agreement.
Sourcing Fee	No greater than 3% of the maximum offering size, which may be waived by the Managing Member in its sole discretion.
Other rights

Holders of #DJGLA Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of #DJGLA Interests.

Officers	There shall initially be no specific officers associated with #DJGLA, although, the Managing Member may appoint Officers of #DJGLA from time to time, in its sole discretion.
Aggregate Ownership Limit	As stated in Section 1.1 of the Operating Agreement.
Minimum Interests	One (1) Interest per Member
Fiscal Year	As stated in Section 8.2 of the Operating Agreement.
Information Reporting	As stated in Section 8.1(c) of the Operating Agreement.
Termination	As stated in Section 11.1(b) of the Operating Agreement.
Liquidation	As stated in Section 11.3 of the Operating Agreement.
Amendments to this Exhibit	As stated in Article XII of the Operating Agreement.